THE SAN FRANCISCO COMPANY
                      550 Montgomery Street, 10th Floor
                       San Francisco, California 94111

                                 May 1, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of The San Francisco Company (the "Company"), to be held on May 24, 2000, at 10:00 a.m. local time, in the Board room of the Company at 550 Montgomery Street, 11th Floor, San Francisco, California, 94111. Enclosed are the Notice of the Annual Meeting, a Proxy Statement describing the business to be transacted at the Annual Meeting, and proxy cards for use in voting at the Annual Meeting. Separate proxy cards are provided for the holders of the Company's Class A Common Stock, $0.01 par value (the "Common Stock"), and of the Company's 8% Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred Stock"). A copy of the Company's Annual Report on Form 10-K for the twelve months ended December 31, 1999 (the "1999 Annual Report") accompanies the Proxy Statement.

     At the Annual Meeting, stockholders will be asked:

     (i) to elect three (3) of the nine (9) authorized directors of the Company to serve for three-year terms; and

     (ii) to ratify the Board of Directors' selection of KPMG LLP, independent public accountants, as the independent accounting firm for the Company during the fiscal years ending December 31, 2000.

     We hope that you will be able to attend the Annual Meeting. In any event, please complete, date, sign, and promptly return the appropriate enclosed proxy for the Common Stock and/or the Series B Preferred Stock.


                              Sincerely yours,



                              James E. Gilleran
                              Chairman of the Board and
                                Chief Executive Officer


     You are urged to complete, date, sign, and promptly return your proxy card(s) in the enclosed envelope whether or not you plan to attend the Annual Meeting.

page

                         THE SAN FRANCISCO COMPANY
                      550 Montgomery Street, 10th Floor
                       San Francisco, California 94111

                NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On May 24, 2000

     To the holders of the Class A Common Stock, par value $.01 per share (the "Common Stock"), and the 8% Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of the San Francisco Company (the "Company"):

     The 2000 annual meeting of the stockholders of the Company will be held on May 24, 2000 at 10:00 a.m. local time, in the Board room of the Company, 550 Montgomery Street, 11th Floor, San Francisco, California 94111 (the "Annual Meeting") for the following purposes:

     1. To elect three (3) of the nine (9) authorized directors of the Company to serve for three-year terms; and

     2. To ratify the Board of Directors' selection of KPMG LLP, independent public accountants, as the independent accounting firm for the Company during the fiscal years ending December 31, 2000.

     These matters are more fully discussed in the enclosed Proxy
Statement.

     If the Company's principal stockholder of record votes all of his shares of the Common Stock in favor of any or all of these proposals, then approval of such proposals would be assured. While the principal stockholders has not entered into any agreements as to the manner in which he will vote his shares, he has expressed his intent to vote in favor of all of the above proposals.

     Holders of the Common Stock and Series B Preferred Stock of the Company of record at the close of business on March 31, 2000 are entitled to vote at the Annual Meeting to the extent and in the manner set forth in the Proxy Statement.

     The Board of Directors has nominated: Mr. Willard D. Sharpe, Mr. Gary Williams and Mr. Paul Erickson to serve as Class III directors for terms until the Company's 2003 Annual Meeting of Stockholders or until their successors are elected. Any stockholder entitled to vote for directors may nominate candidates for election as directors of the Company; provided, however, that nominations for director of the Company by any person other than the Board of Directors may be made only by a record stockholder who has delivered a written notice to the Secretary of the Company no later than the close of business sixty (60) days in advance of the Annual Meeting or ten (10) days after the date on which notice of the Annual Meeting is first given to stockholders, whichever is later. Such stockholder's notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a page 1

director if elected); and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on the Company's books, and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder.

     At the request of the Board of Directors, any person nominated by the Board for election as a director shall furnish to the Chief Financial Officer of the Company that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. The Chairman of the Annual Meeting, if the facts warrant, shall determine and declare at the Annual Meeting that a nomination was not made in accordance with the procedures prescribed herein, and if he should so determine, he shall so declare at the Annual Meeting and the defective nomination shall be disregarded.

     Any person giving a proxy has the power to revoke or suspend it before its exercise. A proxy is revocable before the Annual Meeting by sending written notice or a duly executed proxy bearing a later date to Keary L. Colwell, Chief Financial Officer of the Company, at the principal executive offices of the Company. In addition, a stockholder giving a proxy may revoke it by attending the Annual Meeting and electing to vote in person, before any vote is taken. Unless otherwise instructed, each valid proxy returned that is not revoked will be voted FOR the election as directors of the person or persons specified on such proxy card; FOR the proposal listed above; and at the proxy holder's discretion, on such other matters, if any, as may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

     Please sign and date the appropriate enclosed proxy card or cards and return them promptly in the envelope provided whether or not you plan to attend the Annual Meeting. The Board of Directors unanimously recommends a vote FOR the election as directors of the persons named on the proxy card enclosed herein, and FOR the proposed ratification of independent public accountants. The directors of the Company intend to vote all of their shares FOR the approval of the proposals described above.

                              By Order of the Board of Directors,

                              Keary L. Colwell, Chief Financial Officer

May 1, 2000 (approximate mailing date of proxy material)

page 2

                         THE SAN FRANCISCO COMPANY
                      550 Montgomery Street, 10th Floor
                       San Francisco, California 94111
                                (415) 781-7810

                               PROXY STATEMENT
                  FOR THE ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by, and on behalf of, the Board of Directors of The San Francisco Company (the "the Company"), a Delaware corporation and bank holding company for Bank of San Francisco (the "Bank"). The enclosed proxy is for use at the 2000 Annual Meeting of Stockholders of the Company to be held on May 24, 2000, at 10:00 a.m. local time, in the Board room of the Company, 550 Montgomery Street, 11th Floor, San Francisco, California, 94111 and at all postponements or adjournments thereof (the "Annual Meeting").

Purpose of the Annual Meeting

     At the Annual Meeting, holders of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock") and 8% Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") will be asked to act on the following proposals:

     1. To elect three (3) of the nine (9) authorized directors of the Company to serve for three-year terms; and

     2. To ratify the Board of Directors' selection of KPMG LLP independent public accountants, as the independent accounting firm for the Company during the fiscal year ending December 31, 2000.

     If the Company's principal stockholder of record votes all of his shares of the Common Stock in favor of any or all of these proposals, then approval of such proposals would be assured. While the principal stockholders has not entered into any agreements as to the manner in which he will vote his shares, he has expressed his intent to vote in favor of all of the above proposals.

Voting Securities

     Only stockholders of record on March 31, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on that Record Date, the Company had outstanding twenty-nine million, three hundred and seventeen thousand, five hundred and fifty-eight (29,317,558) shares of its Common Stock, and fifteen thousand, eight hundred and sixty-nine (15,869) shares of its Series B Preferred Stock.

     Each holder of the Common Stock and the Series B Preferred Stock is entitled, with respect to each matter as to which such holder is entitled to vote, to one (1) vote, in person or by proxy, for each share of the Common Stock or Series B Preferred Stock outstanding in his or her name on the transfer books of the Company as of the Record Date.

Revocability of Proxies

     Any person giving a proxy has the power to revoke or suspend it before its exercise. A proxy is revocable before the Annual Meeting by sending written notice or a duly executed proxy bearing a later date to Keary L. Colwell, Chief Financial Officer of the Company, at the principal executive offices of the Company. In addition, a stockholder giving a proxy in any of the forms accompanying this Proxy Statement may revoke it by attending the Annual Meeting and electing to vote in person, before any vote is taken.

Votes Required

     Holders of the Common Stock and Series B Preferred Stock are entitled to vote on each of the proposals to be presented at the Annual Meeting. The following paragraphs explain, for each proposal, the vote required for adoption. In each case, a quorum must be present for the vote to be valid.

     PROPOSAL ONE: ELECTION OF DIRECTORS, as to the Class III directors, the validly-nominated nominees for election as directors, who rank first, second, and third in number of votes received from holders of the Common Stock and the Series B Preferred Stock represented and voting together as a single class, will be elected as directors, in each case even if some or all of such nominees receive less than a majority of the total votes.

     PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTING FIRM FOR 2000 requires an affirmative vote of the holders of a majority of the shares of the Common Stock and the Series B Preferred Stock represented and voting together as a single class.

     Such other matters, if any, as may properly come before the Annual Meeting will generally require the affirmative vote of the holders of a majority of the shares of the Common Stock and the Series B Preferred Stock represented and voting together as a single class.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect. Abstentions may be specified on all proposals (other than the election of directors) and will be counted as shares that are present or represented at the Annual Meeting for purposes of determining a quorum on the proposal on which the abstention is specified. However, because such shares will be counted as represented at the Annual Meeting, and because the success of the proposals (other than the election of directors) is measured based on the number of affirmative votes out of the number of shares represented at the Annual Meeting, abstentions will have the effect of a negative vote.

     Under applicable Delaware law, broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business but are not otherwise counted. Therefore, broker non-votes will have no effect on the outcome of the election of directors but will have the same effect as a vote against the other proposal.

     Unless otherwise instructed, each valid proxy returned which is not revoked will be voted FOR the election as directors of the persons specified on such proxy card, FOR the other proposal, and at the proxy holders' discretion, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

Solicitation of Proxies

     The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to stockholders. Copies of proxy materials also will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock and the Series B Preferred Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and the Bank may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which the Company will bear.

     In the event that any of the nominees for election as director become unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Annual Report

     A copy of the Company's Annual Report on Form 10-K for the twelve months ended December 31, 1999 (the "1999 Annual Report") accompanies this Proxy Statement. Additional copies of the 1999 Annual Report, and Quarterly Reports on Form 10-Q are available without cost upon request by writing to Keary L. Colwell, Chief Financial Officer, The San Francisco Company, 550 Montgomery Street, 10th Floor, San Francisco, California 94111.

Compliance with Reporting Requirements of Section 16

     Under Section (16)a of the Securities and Exchange Commission Act of 1934, the Company's directors, executive officers and any person holding ten percent (10%) or more of the Company's Common Stock are required to report their ownership of any class of stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established, and the Company is required to report any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during and with respect to the fiscal year ended December 31, 1999, all reporting persons filed reports on a timely basis except, for a Forms 3, Initial Statement of Beneficial Ownership of Securities with respect to the transfer to a Trustee on January 6, 1999 of a pecuniary interest in 31,027,302 shares of Common Stock pursuant to a Voting Trust Agreement which was filed on March 1, 1999, and Forms 4, Changes in Beneficial Ownership with respect to the disposition of 2,802,769 shares of Commons Stock by the Trustee on November 22, 1999.

Security Ownership of Certain Beneficial Owners and Management

     Common Stock
     The Federal Reserve Board announced that on November 30, 1998, Mr. Putra Masagung and PT Gunung Agung, the beneficial owners of a majority of the Company's Common Stock entered into a Voting Trust Agreement (the "Agreement"). Mr. Masagung and PT Gunung Agung retained their individual beneficial interest but transferred voting control of all of their shares of Common Stock, which as of March 31, 2000 represented 96.3% of the Company's Common Stock, to a Trustee, Mr. Robb Evans, under the terms of the Agreement, effective January 4, 1999. The beneficiaries of the voting trust are Mr. Putra Masagung and PT Gunung Agung.

     The following sets forth information regarding the beneficial ownership of the holders of five percent (5%) or more of the Common Stock as of March 31, 2000. The address of PT Gunung Agung is 55 MH Thamrin, Jakarta, Indonesia, and Mr. Masagung's address for the purpose of his beneficial ownership is the principal executive office of the Company.

     Other than as set forth below based upon filings made with the SEC, the Company is not aware of any person who is the beneficial owner of five percent (5%) or more of the Common Stock as of March 31, 2000.


                               Number of
                               Shares of
                               Common Stock
                               Beneficially       Percent
     Name of Beneficial Owner     Owned           of Class

     Pt Gunung Agung           13,798,076          47.1%

     Mr. Putra Masagung        14,426,457          49.2

     The following table shows the beneficial ownership of directors, Named Executive Officers, and directors and Named Executive Officers as a group as of March 31, 2000:

                                                  Right to Acquire
                    Number of shares              Number of Shares
Name of             of Common Stock     Percent   of Common Stock    Percent
Beneficial Owner    Beneficially Owned  of Class  Within Sixty Days  of Class

James E. Gilleran -
Director of the Company
  and the Bank (1)         1,605,939      5.1%         1,605,939       5.1%

John McGrath -
Director of the Company
  and the Bank (1)(2)        341,072      1.1%            91,072       0.3%

Kent D. Price -
Director of the Company (1)  360,422      1.1%           360,422       1.1%

Peter Foo -
Director of the Company
  and Bank (3)(4)             36,438      0.1%            36,438       0.1%

Nicholas Unkovic -
Director of the Company
  and Bank (3)(4)             37,315      0.1%            37,315       0.1%

Willard D. Sharpe -
Director of the Company
  and Bank (3)(4)             40,438      0.1%            40,188       0.1%

Gordon B. Swanson -
Director of the Company
     (3)(4)                   42,625      0.1%            40,188       0.1%

Paul Erickson -
Director of the Company
  and Bank (4)(5)             29,829      0.1%            29,829       0.1%

Gary G. Williams -
Director of the Company
  and Bank (3)(4)             36,438      0.1%            36,438       0.1%

Keary Colwell -
Chief Financial Officer
  of the Company and
the Bank (6)                 103,000      0.3%            13,000       0.1%

Joanne Haakinson -
Chief Administrative
  Officer of the Bank and
  Secretary of
  the Company (7)            103,000      0.3%           103,000       0.3%

Directors and Named
Executive Officers as a
  Group (eleven persons)    2,736,516     8.5%         2,393,829       7.5%
_____________________
(1)  The stock options have anti-dilution provisions.
(2) Mr. McGrath was granted options to acquire 59,653 shares of the Common Stock at a price of $0.45 effective November 18, 1998.
     These options vest ratably over three years, with one-third vesting on each anniversary of the grant. 19,884 of these were vested as of March 31, 2000. In 1999, Mr. McGrath exercised options to acquire 250,000 shares of Common Stock with an exercise price of $0.34.
(3) Each outside director not covered by an existing contract was granted options to acquire 26,438 shares of the Common Stock at a price of $0.34 effective October 1, 1996. These options are fully vested.
(4) Each outside director not covered by an existing contract was granted options to acquire 30,000 shares of the Common Stock at a price of $0.45 effective November 18, 1998. These options vest ratably over three years, with one-third vesting on each anniversary of the grant. One-third, or 10,000, of these were vested as of March 31, 2000.
(5) Mr. Erickson has been granted options to acquire 26,438 of the Common Stock at a price of $0.45 effective November 21, 1997. The options vest ratably over three years with 25% vested immediately.
     As of March 31, 2000, 75% were vested.
(6) Ms. Colwell exercised options to acquire 90,000 of the Common Stock at a price of $0.34. Ms. Colwell holds options to acquire 39,000 of the Common Stock with a price of $0.45 effective November 18, 1998 with one-third vest on each anniversary of the grant. One-third, or 13,000 were vested at March 31, 2000.
(7) Ms. Haakinson has been granted options to acquire 90,000 of the Common Stock at a price of $0.34 effective October 1, 1996 all of which are vested, and options to acquire 39,000 of the Common Stock with an exercise price of $0.45 effective November 18, 1998 with one-third vesting on the anniversary of the grant. One-third, or 13,000, were vested at March 31, 2000.

     Series B Preferred Stock
     The following sets forth information regarding the beneficial ownership of the Series B Preferred Stock as of March 31, 2000.

                                        Number of
                                          Shares
                                       Beneficially       Percent
     Name of Beneficial Owner             Owned           of Class

     Gordon Swanson                        7,200          45.4%

     All directors and Named Executive
       Officers as a group                 7,200          45.4


     The address of Mr. Swanson for the purpose of his ownership of the Series B Preferred Stock is the principal executive office of the Company. No other directors or officers have beneficial interest in the Series B Preferred Stock.

Board of Directors

     The bylaws of the Company presently provide that the number of directors of the Company is subject to adjustment by resolution of the Board of Directors, and the Board of Directors have adopted a resolution setting the number of directors at nine (9). The Board of Directors is divided into three classes (Class I, Class II, and Class III). The bylaws prescribe that the three classes shall be as nearly equal in number as possible. Accordingly, Classes I, II and III are each comprised of three (3) directors. Each director serves for a term ending on the date of the third annual meeting of the stockholders following the annual meeting at which the director was elected. The Class III directors are presently serving until the Annual Meeting. Notwithstanding the above, each director serves pursuant to the bylaws until his successor is duly elected and qualified or until his death, resignation or removal.

     Except as stated below, no director of the Company is a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act, or subject to the requirements of section 15(d) of the Exchange Act or of any company registered as an investment company under the Investment the Company Act of 1940, as amended. Except for the Bank and Peninsula Holdings, none of the corporations or organizations discussed below is an affiliate of the Company. Mr. Masagung owns a controlling interest in Peninsula Holdings and Mr. Peter Foo is the President of Peninsula Holdings. No director, nominee for director or executive officer of the Company or the Bank has any family relationship with any other director or executive officer of the Company or director or executive officer of the Bank.

     No vacancy on the Board of Directors will exist after the election of directors pursuant to this PROPOSAL ONE.

     Class I Directors. Three (3) Class I Directors each hold office until the Company's 2001 annual meeting of stockholders and until his respective successor is duly elected and qualified, or until his death, resignation or removal. The Class I Directors are Messrs. James E.Gilleran, Gordon B. Swanson, and Peter Foo. The following sets forth as to each Class I Director of the Company, such person's age, principal occupation during at least the last five years, and the period during which each person has served as a director of the Company.

JAMES E. GILLERAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Gilleran has served as the Chairman and Chief Executive Officer of the Company and the Bank since October 1994. He served as Superintendent of Banks for the State of California from 1989 to 1994. At December 31, 1999, Mr. Gilleran was 66 years of age and he has served as a director of the Company and the Bank since 1994.

GORDON B. SWANSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Swanson has been Chief Executive Officer of Cran Chile since October 1997. Cran Chile is a major grower and processor of cranberries located in southern Chile. Mr. Swanson served as Vice President of Global Real Estate with Levi Strauss & Co. from 1993 to 1997. At December 31, 1999, Mr. Swanson was 55 years of age and he has served as a director of the Company and the Bank since 1985.

PETER FOO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Foo has been the President of Peninsula Holdings Inc. since 1993. He was the co-owner of Ampac Trading (USA) Co. from 1980 to 1993. At December 31, 1999, Mr. Foo was 52 years of age. He has served as a director of the Company and the Bank since 1996.

     Class II Directors. Three (3) Class II Directors each to hold office until the Company's 2002 annual meeting of stockholders and until his respective successor is duly elected and qualified, or until his death, resignation or removal. The Class II Directors are Messrs. John McGrath, Kent D. Price, and Nicholas Unkovic. The following sets forth as to each Class II Director of the Company, such person's age, principal occupation during at least the last five years, and the period during which each person has served as a director of the Company.

JOHN MCGRATH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. McGrath has served as President, Chief Operating Officer and Chief Credit Officer of the Bank since 1995 and as President of the Company since 1997. He served as President and Chief Executive Officer of Sacramento First National Bank from 1982 to 1995. At December 31, 1999, Mr. McGrath was 57 years of age and he has served as a director of the Bank since 1995 and as a director of the Company since 1997.

KENT D. PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     In 1999, Mr. Price became Chairman of Fluid Inc. based in San Francisco. Mr. Price has served as President of Robert Kent Company since 1998. In 1998, he retired from IBM where he served as General Manager from 1994 to 1998. Mr. Price was the Chairman and Chief Executive Officer of the Company and the Bank from September 1993 to August 1994. He served as Executive Vice President, Private Banking and Corporate Development of Bank of America from 1991 to 1993. At December 31, 1999, Mr. Price was 56 years of age and he has served as a director of the Company since 1993 and was a director of the Bank from 1993 to 1994.

NICHOLAS UNKOVIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Unkovic is and has been a partner for the law firm of Graham & James LLP for more than five years. At December 31, 1999, Mr. Unkovic was 48 years of age and he has served as a director of the Company since 1994 and as a director of the Bank since 1996.

     Class III Directors. Three (3) Class III Directors are to be elected at the Annual Meeting, each to hold office until the Company's 2003 annual meeting of stockholders and until his respective successor is duly elected and qualified, or until his death, resignation or removal. The nominees for election as a Class III Director are Messrs. Paul Erickson, Willard D. Sharpe, and Gary Williams. Each is presently serving as a director. The following sets forth as to each nominee for election as a Class III Director of the Company, such person's age, principal occupation during at least the last five years, and the period during which each person has served as a director of the Company.

PAUL ERICKSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Erickson served as the interim Chief Financial Officer of Good Guys from 1999 to 2000. Mr. Erickson continues as the managing principal of Erickson Strategic Consulting Services, which was founded in 1989. He advises owners and CEOs of medium size business on strategic financial, marketing and organizational issues. At December 31, 1999, Mr. Erickson was 64 years of age and he has served as a director of the Company and the Bank since 1997.

WILLARD D. SHARPE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Sharpe is a retired economist who, at the time of his retire-ment in 1987, served as a Vice President of Chase Manhattan Bank and as the Bank's chief economist for Asia. In addition, since 1993, Mr. Sharpe has been a Vice President of two privately held companies involved in efforts to explore prospects for investment in Vietnam. At December 31, 1999, Mr. Sharpe was 77 years of age and he has served as a director of the Company and the Bank since 1993.

GARY WILLIAMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Mr. Williams has served as the Dean of the McLaren School of Business School at the University of San Francisco since 1986. At December 31, 1999, Mr. Williams was 67 years of age and he has served as a director of the Company and the Bank since 1996.

Committees of the Boards of Directors

     The Company's Board of Directors held nine (9) meetings during 1999. All members of the Board attended at least 75% of all board meetings and meetings of the committees on which they served in 1999.

     The Company's Board of Directors presently does not have a standing nominating committee. The Board of Directors is responsible for considering the qualifications of individuals to serve as directors and recommending a slate of directors for election at the annual meeting.

     The Company's Personnel/Compensation Committee presently includes directors Messrs' Unkovic, Erickson, Williams, Sharpe, Gilleran and McGrath. This Committee has responsibility for all personnel and compensation policy matters pertaining to Bank employees, officers and directors. It also monitors the Company's compliance with laws and regulations applicable uniquely to the protection of employees and officers. The Named Executive members are non-voting with regard to compensation for the Named Executives. This Committee met four (4) times in the 1999 fiscal year.

     The Bank's Personnel Committee presently includes directors Messrs' Erickson, Unkovic, Sharpe, McGrath, Williams, Gilleran and McGrath.
This Committee is responsible for the oversight of the management and administration of the benefit plans, monitoring employment practices of the Bank's employees and officers, and senior officer, including Named Executives, compensation review and approval. The Named Executive members are non-voting with regard to compensation for the Named Executives. This Committee met thirteen (13) times in the 1999 fiscal year.

     The Company's Audit Committee presently includes outside directors Messrs' Sharpe, Foo, Erickson and Unkovic. Mr. Gilleran serves as an advisor to the Committee. This Committee evaluates Company performance, regulatory examination reports from the Federal Reserve Bank and appoints the Company's outside auditors. It also initiates suitable audit examinations of the Company's internal controls to preserve the Company's assets, and reviews periodic reports from outside auditors. This Committee met four (4) times in the 1999 fiscal year.

     The Bank's Regulatory and Audit Committee presently includes outside directors Messrs' Foo, Sharpe, Unkovic, and Erickson. This Committee is responsible for monitoring compliance with regulations, and monitoring the Bank's relationship with its primary regulators, the FDIC and Department of Financial Institutions. This Committee met nine (9) times in the 1999 fiscal year.

     The Bank's Loan, Investment and Special Assets Committee presently includes directors Messrs' Gilleran, McGrath, Unkovic, Sharpe, and Foo, with directors Messrs Erickson and Williams as alternate Committee members. The Committee examines and approves loans above a specified size and monitors regular reviews of the entire loan portfolio. This Committee is responsible for lending, credit, investment and asset/liability management policies and monitors compliance with such policies. This Committee met twenty-eight (28) times in the 1999 fiscal year.

Board of Directors' Compensation

          The Company and the Bank pay director fees to each non-employee Director for attendance at Board meetings and Committee meetings which are held monthly. The combined fee for attendance at a Board meeting of the Company and the Bank is $750 per meeting. At December 31, 1999, the Chairman of each committee receives $400 and each member receives $300 for each committee meeting attended. The Company's committees are the Personnel and Compensation Committee, and the Audit Committee. The Bank's committees are the Loan, Investment, and Special Assets Committee, the Audit and Regulatory Committee, and the Personnel and Compensation Committee.

Executive Officers and Other Significant Officers (the "Named
Executives")

     Each executive officer is selected annually by the Board of Directors pursuant to provisions of the bylaws of the Company and the Bank. In addition, the Company and the Bank periodically enter into employment agreements with certain executive officers. See "Employment Agreements" below. The following are all of the executive officers of the Company and/or the Bank (the "Named Executives"), their occupations for the previous five years, ages and the lengths of service as an officer.

JAMES E. GILLERAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (See position description of Mr. Gilleran's position with the Company and the Bank, and his background under the heading "Board of Directors").

JOHN McGRATH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (See position description of Mr. McGrath's position with the Company and the Bank, and his background under the heading "Board of Directors").

JOANNE HAAKINSON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Ms. Haakinson has served as Executive Vice President and Chief Administrative Officer of the Bank, and Secretary of the Bank and the Company since March 1996. She served as Executive Vice President and Chief Financial Officer of Sacramento First National Bank from 1982 to 1995. At December 31, 1999, Ms. Haakinson was 58 years of age.

KEARY COLWELL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Ms. Colwell has served as Executive Vice President and Chief Financial Officer of the Bank since April 1996 and of the Company since January 1997. Ms. Colwell had held other senior positions with the Company and the Bank since 1992. Prior to joining the Company and the Bank, she served as Vice President at First Nationwide Bank from 1988 to 1992. At December 31, 1999, Ms. Colwell was 40 years of age.


Executive Compensation

          Decisions on the compensation of the Company's and the Bank's executives are generally made by the Bank's Personnel Committee and/or the Company's Personnel Compensation Committee. The voting members with regard to named executive compensation are outside directors of the Board of Directors of the Company and the Bank. All decisions by these Committees relating to the compensation of the Company's and the Bank's executive officers are reviewed by the Company's and the Bank's full Boards of Directors. Set forth below is a report of the Personnel/Compensation Committee addressing the Company's compensation policies for 1999 as they affected the Named Executives of the Company and the Bank serving at the end of 1999, whose compensation in 1999 is shown in the "Executive Compensation Tables" below.

Compensation Committee Interlocks and Insider Participation

          The voting members of the Company's Personnel/Compensation Committee, which during 1999 consisted of Messrs' Erickson, Unkovic, Williams, and Sharpe, make decisions with respect to the compensation of the Named Executives. There are no director interlocks. Directors Messrs' Gilleran and McGrath are on the Company's Personnel Compensation Committee and the Bank's Personnel Committee, but do not participate in voting on compensation matters related to Named Executives. During 1999, the Bank's Personnel Committee held four (4) meetings with all officers absent.

Personnel and Compensation Committee's Report on Executive Compensation

          The Company's compensation philosophy is to pay for performance as an important way to encourage the actions necessary to achieve the Company's strategic objectives of increasing profitability and maximizing shareholder value.

          The Company's compensation philosophy is implemented through its compensation program which is structured to:
          .    promote the Company's annual operating objectives,

          .    promote the Company's long-term strategic plans,

          .    ensure continuity of management,

          .    recognize the level of management expertise,

          .    be competitive within the industry and community, and

          .    provide internal equity.

          The Company's compensation program includes base salary, annual bonus, a stock option plan, a severance and retention plan, and other benefits. The Company and the Bank have entered into contracts with the Named Executives on the terms described below.

     Base Salary
          Generally, the Company targets base salary at median to high competitive levels. The competitive levels are based on comparable positions in other banks. In addition, the Company takes other factors into consideration including an individual's specialized expertise, level of experience, broad range of expertise allowing the executive to assume multiple responsibilities, historical performance and salary requirements, leadership in the Company and the community, and contract terms.

     Annual Bonus
          The purpose of the annual bonus is to provide incentive for achieving defined target performance levels based on the Company's annual business and profit plan. The annual goals typically include objectives regarding earnings, loan and deposit growth, asset quality, operating efficiency, and regulatory examinations. The CEO and President are eligible to earn up to 100% of annual base salary. The other Named Executives are eligible to earn up to 50% of annual base salary. Annual bonus awards are determined based on the Company's performance and the performance of the individual executive.

          Based on the Company's exemplary performance in 1999 and 1998, annual bonuses totaling $602,000 and $531,000 were awarded to the Named Executives. The 1999 annual bonus averaged 82% of base salary and represented 50% or 100% of annual base salary. The 1998 annual bonus awards averaged 75% of annual base salary and represented 45% or 90% of annual base salary.

     Stock Option Plan
          The purpose of the stock option plan is to serve as a long-term incentive program by directly tying rewards to the long-term success of the Company and increases in stockholder value. Many of the options granted to the executive officers were granted as an inducement to attract and retain executives with the required talent and experience to manage the Company through its prior financial difficulties. All stock option grants are approved by the full board of directors.

     Severance and Retention Plan
          The purpose of the severance and retention plan is to promote continuity of management and provide for a retention incentive with regard to a potential change-in-control. Each executive is eligible for severance equal to one year of annual base salary and a retention payment equal to a maximum of one year annual base salary. The retention provision provides for the payment upon a change-in-control or the expiration of the employment agreements on April 22, 2001, which ever occurs first.

     Other Benefits
          The executive officers are entitled to participate in all employee benefit plans including the Company's vacation, 401K, and welfare and benefit plans. Each executive is entitled to four weeks of annual vacation. The welfare and benefits plans include workers' compensation benefits, medical and dental, life insurance, and long-term disability. The life insurance plans for the CEO and President provide for coverage of four (4) times the executive's salary. In addition, Mr. McGrath has been granted reimbursement of certain living expenses.

          The Personnel/Compensation Committee believes that the base compensation of the Named Executives is competitive with companies of similar size and with comparable operating history in the commercial banking industry.

     CEO's Compensation
          The base salary of the Company's CEO was determined primarily on the terms of his employment agreement as more fully discussed below. The agreement set Mr. Gilleran's base salary at $300,000 and provides for a discretionary annual bonus up to a maximum of 100% of base salary based upon many factors including asset quality, loan and deposit growth, pre-tax earnings, and oversight of the management of the Company and the Bank. Based on the foregoing, in 1999 Mr. Gilleran received a base salary of $300,000 and was awarded a bonus of $300,000 based on specific objectives for 1999, which was paid in 2000.

Dated: April 19, 2000                   Outside Director
Committee Members

                                        Gary Williams, Chairman
                                        Paul Erickson
                                        Willard Sharpe
                                        Nicholas Unkovic

Executive Compensation Tables

          Summary of 1997-1999 Compensation. The following table sets forth the annual compensation, long-term compensation and other compensation paid to each of the Named Executives. Compensation is listed as of December 31, 1999, 1998 and 1997.


                          SUMMARY COMPENSATION TABLE

                          Annual compensation          Long-term
                                                    compensation(2)
                                                        Awards

                                          Other                         All
                                         Annual  restricted Securities other
                                         compen- stock      underlying compen
Name and principal      Salary   Bonus   sation  award(s)   Options/   -sation
position           year  ($)      ($)      ($)     ($)      SARs(#)(1) ($)(3)
       (a)         (b)    (c)     (d)      (e)      (f)        (g)       (i)

Chairman/CEO       1999 300,000 300,000      0          0          0   20,520
                   1998 300,000 420,000      0          0     32,289   19,330
James E. Gilleran  1997 279,170 200,000      0          0    179,185        0

President/COO/CCO  1999 170,000 170,000      0          0          0   24,633
 Bank              1998 170,000 170,000      0          0     66,110   25,858
John McGrath       1997 170,000 170,000      0          0     35,837        0

EVP/CAO            1999 126,000  60,000      0          0          0      524
                   1998 120,000  54,000      0          0     39,000    1,710
Joanne Haakinson   1997 120,000  40,000      0          0     90,000        0

EVP/CFO            1999 126,000  60,000      0          0          0      205
                   1998 120,000  54,000      0          0          0      251
Keary Colwell      1997 120,000  40,000      0          0          0        0

(1) Generally, these options were granted pursuant to the employment agreements described below. The options have an exercise price range of between $0.34 and $0.45, the fair market value of the underlying stock at the time of grant.

(2)  The Company has no long-term incentive plan.

(3) All other compensation includes premiums paid by the Bank for life insurance. Mr. McGrath's other compensation also includes reimbursement for living expenses.


Employment Agreements

     Employment Agreement of Mr. Gilleran. The Company and the Bank entered into an employment agreement with Mr. Gilleran dated April 22, 1998 replacing the previous employment agreement. The 1998 employment agreement provides, among other things, for Mr. Gilleran to receive an annual salary of at least $300,000 per year, payable in accordance with the Bank's usual payment practices. In addition, the employment agreement provides for an annual cash performance bonus of between 0% and 100% of base salary. The term of the employment contract is three
(3) years.

     The contract has a severance provision that provides for a payment equal to one year's annual base salary upon termination. The contract also has a retention provision that provides for a payment equal to one year's annual base salary upon a change-in-control or at the end of three years from the date of the contract which ever occurs first.

     The agreement provides that the Board of Directors shall grant
Mr. Gilleran options under the Amended and Restated 1993 Stock Option Plan (formerly the 1993 Executive Stock Option Plan) to acquire shares of the Company's Class A Common Stock (the "Common Stock") equal to 5% of the fully-diluted shares of the Common Stock, with additional anti-dilution options to be granted in the future as necessary to maintain the 5% interest until after the next public offering of the Company's Common Stock. The exercise price of subsequent anti-dilution options is at the then-current fair market value per share of the Common Stock or the price per share for the Common Stock issued to others in a public offering of the Company's Common Stock.

     As of December 31, 1999, Mr. Gilleran holds options to purchase 313,639 shares of the Common Stock with an exercise price of $5.68 per share, options to purchase 184 shares of the Common Stock with an exercise price of $4.50 per share, options to purchase 32,651 shares of the Common Stock with an exercise price of $0.45, and options to purchase 1,455,638 shares of the Common Stock with an exercise price of $0.34 per share. Except for certain anti-dilution options, the options granted to Mr. Gilleran, are fully vested.

     Under a separate indemnification agreement, Mr. Gilleran is indemnified by the Company and the Bank from any liability or expense arising as a result of actions taken by the Company or the Bank, or events relating to the business of the Company or the Bank, occurring prior to the execution of the employment agreement. Subject to certain limitations, Mr. Gilleran is also indemnified by the Company and the Bank from any liability or expense arising as a result of actions taken by the Company or the Bank, or events relating to the business of the Company or the Bank, occurring after the execution of the employment agreement, unless such liability or expense is due to his bad faith or gross negligence.

     Employment Agreement of Mr. McGrath. The Bank entered into an employment agreement with Mr. McGrath dated April 22, 1998 replacing the previous employment agreement. The 1998 employment agreement provides, among other things, for Mr. McGrath to receive an annual salary of at least $170,000 per year, payable in accordance with the Bank's usual payment practices. In addition, the employment agreement provides for an annual cash performance bonus of between 0% and 100% of base salary. The term of the employment contract is three years.

     The contract has a severance provision that provides for a payment equal to one year's annual base salary upon termination. The contract also as a retention provision that provides for a payment equal to one year's annual base salary upon a change-in-control or at the end of three years from the date of the contract which ever occurs first.

     The agreement provides that the Board of Directors shall grant
Mr. McGrath options under the Amended and Restated 1993 Stock Option Plan (formerly the 1993 Executive Stock Option Plan) to acquire shares of the Company's Common Stock equal to 1% of the fully-diluted shares of the Common Stock, with additional anti-dilution options to be granted in the future as necessary to maintain the 1% interest until after the next public offering of the Company's Common Stock. The exercise price of subsequent anti-dilution options would be at then-current fair market value per share of the Common Stock or the price per share of the Common Stock issued to others in a public offering of the Company's Common Stock.

     As of December 31, 1999, Mr. McGrath holds options to purchase 66,183 shares of the Common Stock with an exercise price of $0.45 per share, and options to purchase 103,892 shares of the Common Stock with an exercise price of $0.34 per share. During 1999, Mr. McGrath exercised options to purchase 250,000 shares of the Common Stock with an exercise price of $0.34. Except for certain anti-dilution options, the options granted to Mr. McGrath, are fully vested.

     Under a separate indemnification agreement, Mr. McGrath is indemnified by the Bank from any liability or expense arising as a result of actions taken by the Bank or the Company, or events relating to the business of the Bank or the Company, occurring prior to the execution of the employment agreement. Subject to certain limitations, Mr. McGrath is also indemnified by the Bank from any liability or expense arising as a result of actions taken by the Bank or the Company, or events relating to the business of the Bank or the Company, occurring after the execution of the employment agreement, unless such liability or expense is due to the his bad faith or gross negligence.

     Employment Agreements of Ms. Colwell and Ms. Haakinson. The Bank entered into employment agreements with Ms. Colwell and Ms. Haakinson dated April 22, 1998 which provide, among other things, for Ms. Colwell and Ms. Haakinson to receive an annual salary of at least $120,000 per year, payable in accordance with the Bank's usual payment practices. During 1999, Ms. Colwell's and Ms. Haakinson's annual salaries were increased to $132,000 per year. In addition, the employment agreement provides for an annual cash performance bonus of between 0% and 50% of base salary. The term of each employment contract is three years.

     The contracts have severance provisions that provide for a payment equal to one year's annual base salary upon termination. The contracts also have a retention provision that provides for payments equal to one year's annual base salary upon a change-in-control or at the end of three years from the date of the contract which ever occurs first.

     Under separate indemnification agreements, Ms. Colwell and Ms. Haakinson are indemnified by the Bank from any liability or expense arising as a result of actions taken by the Bank or the Company, or events relating to the business of the Bank or the Company, occurring prior to the execution of the employment agreement. Subject to certain limitations, they are also indemnified by the Bank from any liability or expense arising as a result of actions taken by the Bank or the Company, or events relating to the business of the Bank or the Company, occurring after the execution of the employment agreement, unless such liability or expense is due to the his bad faith or gross negligence.


Other Employee Benefit Plans

     401(k) Profit Sharing Plan. In 1986, the Company established a 401(k) Profit Sharing Plan (the "Plan") which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. The Plan permits each participating employee with six months of service to contribute to the Plan through payroll deductions (the "salary deferral contributions") of from 2% to 16% of the participant's eligible compensation from the Company and its subsidiaries, thereby deferring taxes on all or a portion of these amounts. Under the Plan, the Company presently will match a participant's tax deferred contributions by an amount equal to 100% of such contribution for each year subject to a limitation of 2% of the participant's eligible compensation for that year.

     The Company may also make additional contributions to the Plan in such amounts as may be determined by the Company's Board of Directors. Any such additional contributions are allocated among Plan participants based upon their compensation levels. The Company's contribution vests 100% after a participant has completed five years of participation in the Plan, with vesting of 20% per year for each of years one through five. In addition, the Company's contribution vests upon a participant's retirement at age 65 or upon a participant's death or permanent disability. Participants are entitled to receive their salary deferral contributions and vested benefits under the Plan upon termination of employment, retirement, death or disability. Participants have the right to allocate their salary deferral contributions among ten (10) different investment funds.

     Amended and Restated 1993 Stock Option Plan. Awards under the Amended and Restated 1993 Stock Option Plan are made to directors, officer, and employees. The awards for officers and employees are discretionary and based on the performance of the Company, the employee's or officer's job performance, the importance of his or her position, and his or her contribution to the organization's goals for the award period. In 1999, 1998 and 1997, grants totaling zero, 645,771, and 668,971 were made, respectively.

     Pension Plan and Long-term Incentive Plan. The Company does not have pension or long-term incentive plans.

     The Company did not grant any options in 1999. The following table sets forth the unexercised options held as of December 31, 1999 and options exercised during 1999 by the Named Executives:

           Aggregated Options/SAR Exercises in the Last Fiscal Year and Fiscal Year-end Options/SAR Values


                                           Number of
                                           Securities       Value of
                                           Underlying       Unexercised In-
                                           Unexercised      the-Money
                                           Options/SARs at  Options/SARs at
Name and      Shares                       Fiscal Year end  Fiscal Year end($)
principal     Acquired on  Value          (Exercisable/Un-  (Exercisable/Un-
position      Exercise(#)  Realized($)(1)  exercisable)(#)  exercisable)($)(2)
  (a)              (b)           (c)               (d)               (e)

Chairman/CEO           --            --          1,605,939/       $606,114/
James E. Gilleran                                  196,173          74,907

President/COO     250,000       $90,000             91,072/        $39,706/
COO John McGrath                                    79,003          31,248

EVP/CAO                --            --            103,000/        $45,050/
Joanne Haakinson       --            --             26,000           9,100

EVP/CFO            90,000       $32,400             13,000/         $4,550/
Keary Colwell                                       26,000           9,100

(1) Based on the bid price at the time of exercise of $0.70 per share less the exercise price.
(2) Fair market value is calculated based on a bid price of $0.80 per share less the underlying exercise price per share of in-the-money options.

Common Stock Performance Graph

     The following Common Stock Performance chart compares the annual percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standards & Poor's 500 Stock Index (the "S&P") and for the five year period commencing January 1, 1995, and an index on the Company's peers selected in good faith. The peer group index selected is the Dow Jones Banks - Western U.S.

     The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock in each of the foregoing indices and the reinvestment of dividends. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.


























Index                              1994   1995   1996    1997   1998   1999
The San Francisco Company          $100     $4     $5      $9     $7    $11
S&P 500 Total Return Index          100    138    169     226    290    351
Dow Jones Western Bank Index        100    173    228     330    392    413

     The Company's Common Stock is not traded on an exchange. First Security Van Kasper makes a market in the Company's Common Stock. The Company's Common Stock is thinly traded with less than 3.7% of the outstanding Common Stock held by minority Stockholders.

Certain Relationships and Related Transactions

     The Bank has had and expects to continue to have banking transactions with many of the directors and executive officers of the Company and the Bank (and their associates). Loans by the Bank to any director or executive officer of the Company or any of its subsidiaries (or any associate of such persons) have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and were judged not to involve more than the normal risk of collection or present other unfavorable features. Loans by the Bank to any director, executive officer or principal stockholder of the Company or any of its subsidiaries (as such persons are defined by regulation) are subject to limitations under California and federal law. Among other things, a loan by the Bank to a director, executive officer, or principal stockholder of the Company or any of its subsidiaries must be on non-preferential terms and, if all loans to a given person exceed $25,000, such loans must be approved in advance by the Bank's Board of Directors. The Bank had no such loans outstanding as of December 31, 1999.

     The Company and the Bank entered into indemnification agreements with each of the Named Executive Officers and each Director dated March 18, 1998. The indemnification agreements provide for indemnification from and against any and all liabilities or expenses arising with respect to any action or inaction taken in the course of their duties as a Named Executive Officer or as a director of the Company and/or the Bank.

     The Company and the Bank have engaged the law firm of Graham & James LLP to perform the function of General Counsel. Mr. Unkovic, a director of the Company and the Bank, is a partner with Graham & James LLP. The Company entered into an indemnification agreement with Graham & James LLP dated December 16, 1994. The indemnification agreement provides that Graham & James LLP is indemnified against any and all liabilities and expenses against Graham & James LLP arising by reason of Mr. Unkovic serving as a director of the Company. The indemnification does not include legal services Mr. Unkovic or Graham & James LLP may render to the Company or its subsidiaries, affiliates, directors, officers or stockholders.

                     PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

     The bylaws of the Company provide a procedure for nomination for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If nomination is not made in accordance with the procedures set forth in the Notice of Annual Meeting of Stockholders, the Chairman of the Annual Meeting may, if the facts warrant, determine and declare at the Annual Meeting that a nomination was not made in accordance with the procedures set forth in the bylaws and direct that the defective nomination be disregarded.

     Class III Directors. Three (3) Class III directors are to be elected at the Annual Meeting, each to hold office until the Company's 2003 annual meeting of stockholders and until his respective successor is duly elected and qualified, or until his death, resignation or removal. The nominees for election as a Class III Director are Messrs. Paul Erickson, Willard D. Sharpe, and Gary Williams. Each is presently serving as a director. The following sets forth as to each nominee for election as a Class III director of the Company, such person's age, principal occupation during at least the last five years, and the period during which each person has served as a director of the Company.

PAUL ERICKSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (See background information under the heading "Board of Directors")

WILLARD D. SHARPE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (See background information under the heading "Board of Directors")

GARY WILLIAMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (See background information under the heading "Board of Directors")

     If the Company's principal stockholder of record were to vote all of the shares of the Common Stock that are subject to the Agreement in favor of PROPOSAL ONE approval would be assured.


                   PROPOSAL TWO:  RATIFICATION OF SELECTION
                   OF INDEPENDENT ACCOUNTING FIRM FOR 2000

     The firm of KPMG LLP independent public accountants, was appointed in 2000 to audit the books and records of the Company and the Bank for 2000, respectively.

     The selection of an independent accounting firm to provide audit services for the Company has been approved annually by the Company's Board of Directors. Stockholders are being asked to act upon a proposal to ratify the Board of Directors' selection of KPMG LLP for 2000.

     KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

     If the Company's principal stockholder of record were to vote all of the shares of the Common Stock that are subject to the Agreement in favor of PROPOSAL TWO approval would be assured.

                 The Board of Directors recommends a vote FOR
                   PROPOSAL TWO:  RATIFICATION OF SELECTION
                   OF INDEPENDENT ACCOUNTING FIRM FOR 2000


                            STOCKHOLDER PROPOSALS

     The deadline for stockholders to submit proposals to be considered for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of stockholders is March 15, 2001.

                            OTHER PROPOSED ACTION

     The Board of Directors is not aware of other business which will come before the Annual Meeting, but if any such matters are properly presented, proxies solicited hereby will be voted, at the proxy holder's discretion, upon the direction of management. All shares represented by duly executed proxies will be voted at the Annual Meeting.

                                     THE SAN FRANCISCO COMPANY


                                     Keary L. Colwell
                                     Chief Financial Officer

San Francisco, California
May 1, 2000

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